Share Pledge Agreement

This Share Pledge Agreement (this “Agreement”) has been executed by and among the following parties on June 13, 2016 in Hong Kong (“HK”):

Party A:	Greenpro Holding Limited (hereinafter “Pledgee”), a limited liability company organized and existing under the laws of the Hong Kong SAR, with its address at Suite 2201, 22/F, Malaysia Building, 50 Gloucester Road, Wan Chai, Hong Kong;

Party B:	LOKE Che Chan, Gilbert and LEE Chong Kuang (hereinafter “Pledgors”), with their address at Suite 2201, 22/F, Malaysia Building, 50 Gloucester Road, Wan Chai, Hong Kong; and

Party C:	Greenpro Synergy Network Limited (hereinafter “GSN”), a limited liability company organized and existing under the laws of the Hong Kong SAR, with its address at Suite 2201, 22/F, Malaysia Building, 50 Gloucester Road, Wan Chai, Hong Kong.

In this Agreement, each of Pledgee, Pledgors and GSN shall be referred to as a “Party” respectively, and they shall be collectively referred to as the “Parties”.

Whereas:

1.	Pledgors are permanent resident of Hong Kong SAR, and hold 100% of the equity interest of GSN. GSN is a limited liability company registered in Hong Kong. GSN acknowledges the respective rights and obligations of Pledgors and Pledgee under this Agreement, and intends to provide any necessary assistance in registering the Pledge;

2.	Pledgee is a limited liability company registered in Hong Kong. Pledgee and GSN have executed an Exclusive Business Cooperation Agreement in Hong Kong.

3.	To ensure that GSN fully performs its obligations under the Exclusive Business Cooperation Agreement and pay the consulting and service fees thereunder to the Pledgee when the same becomes due, Pledgors hereby pledge to the Pledgee all of the equity interest they hold in GSN as security for payment of the consulting and service fees by GSN under the Business Cooperation Agreement.

To perform the provisions of the Business Cooperation Agreement, the Parties have mutually agreed to execute this Agreement upon the following terms.

Section 1. Definitions

Unless otherwise provided herein, the terms below shall have the following meanings:

	1.1	Pledge: shall refer to the security interest granted by Pledgors to Pledgee pursuant to Section 2 of this Agreement, i.e., the right of Pledgee to be compensated on a preferential basis for the proceeds from the conversion, auction or sales of the Equity Interest.

	1.2	Equity Interest: shall refer to all of the equity interest lawfully held now and hereafter acquired by Pledgors in GSN.

	1.3	Term of Pledge: shall refer to the term set forth in Section 3 of this Agreement.

	1.4	Business Cooperation Agreement: shall refer to the Exclusive Business Cooperation Agreement executed by and between GSN and Pledgee on June 13, 2016.

	1.5	Event of Default: shall refer to any of the circumstances set forth in Section 7 of this Agreement.

	1.6	Notice of Default: shall refer to the notice issued by Pledgee in accordance with this Agreement declaring an Event of Default.

Section 2. The Pledge

As collateral security for the timely and complete payment and performance when due (whether at stated maturity, by acceleration or otherwise) of any or all of the payments due by GSN, including without limitation the consulting and services fees payable to the Pledgee under the Business Cooperation Agreement, Pledgors hereby pledge to Pledgee a first security interest in all of Pledgors’ right, title and interest, whether now owned or hereafter acquired by Pledgors, in the Equity Interest of GSN.

Section 3. Term of Pledge

The Pledge shall take effect as of the date when the pledge of the Equity Interest is recorded in the Register of Shareholders of the Company and shall remain in effect until ten (10) years after the obligations under the Principal Agreement will have been fulfilled. The parties agree that, if situations allow, they will use their best efforts to register the Pledge with the related regulatory organization at the place of registration of the Company, i.e., Hong Kong SAR. However, the parties confirm that the effectiveness of this Agreement is not subject to the registration unless the laws and regulations of the Hong Kong provide otherwise.

During the term of the Pledge, the Pledgee shall be entitled to dispose of the pledged assets in accordance with this Agreement in the event that the Pledgors do not perform their obligations under the Loan Agreement.

Section 4. Custody of Records for Equity Interest subject to Pledge
4.1	During the Term of Pledge set forth in this Agreement, Pledgors shall deliver to Pledgee’s custody the capital contribution certificate for the Equity Interest and the shareholders’ register containing the Pledge within one week from the execution of this Agreement. Pledgee shall have custody of such items during the entire Term of Pledge set forth in this Agreement.

4.2	Pledgee shall have the right to collect any and all dividends declared or generated in connection with the Equity Interest during the Term of Pledge.

Section 5. Representations and Warranties of Pledgors

5.1	Pledgors are the sole legal and beneficial owners of the Equity Interest.

5.2	Pledgee shall have the right to dispose of and transfer the Equity Interest in accordance with the provisions set forth in this Agreement

5.3	Except for the Pledge, Pledgors have not placed any security interest or other encumbrance on the Equity Interest.

Section 6. Covenants and Further Agreements of Pledgors

6.1	Pledgors hereby covenant to the Pledgee, that during the term of this Agreement, Pledgors shall:

	6.1.1	not transfer the Equity Interest, place or permit the existence of any security interest or other encumbrance on the Equity Interest, without the prior written consent of Pledgee, except for the performance of the Exclusive Option Agreement executed by Pledgors, the Pledgee and GSN on the execution date of this Agreement;

	6.1.2	comply with the provisions of all laws and regulations applicable to the pledge of rights, and within 5 days of receipt of any notice, order or recommendation issued or prepared by relevant competent authorities regarding the Pledge, shall present the aforementioned notice, order or recommendation to Pledgee, and shall comply with the aforementioned notice, order or recommendation or submit objections and representations with respect to the aforementioned matters upon Pledgee’s reasonable request or upon consent of Pledgee;

	6.1.3	promptly notify Pledgee of any event or notice received by Pledge or that may have an impact on Pledgee’s rights to the Equity Interest or any portion thereof, as well as any event or notice received by Pledgors that may have an impact on any guarantees and other obligations of Pledgors arising out of this Agreement.

6.2	Pledgors agree that the rights acquired by Pledgee in accordance with this Agreement with respect to the Pledge shall not be interrupted or harmed by Pledgors or any heirs or representatives of Pledgors or any other persons through any legal proceedings.

6.3	To protect or perfect the security interest granted by this Agreement for payment of the consulting and service fees under the Business Cooperation Agreement, Pledgors hereby undertake to execute in good faith and to cause other parties who have an interest in the Pledge to execute all certificates, agreements, deeds and/or covenants required by Pledgee. Pledgors also undertake to perform and to cause other parties who have an interest in the Pledge to perform actions required by Pledgee, to facilitate the exercise by Pledgee of its rights and authority granted thereto by this Agreement, and to enter into all relevant documents regarding ownership of Equity Interest with Pledgee or designee(s) of Pledgee (natural persons/legal persons). Pledgors undertake to provide Pledgee within a reasonable time with all notices, orders and decisions regarding the Pledge that are required by Pledgee.

6.4	Pledgors hereby undertakes to comply with and perform all guarantees, promises, agreements, representations and conditions under this Agreement. In the event of failure or partial performance of its guarantees, promises, agreements, representations and conditions, Pledgors shall indemnify Pledgee for all losses resulting therefrom.

Section 7. Event of Breach

7.1	The following circumstances shall be deemed Event of Default:

	7.1.1	GSN fails to fully and timely fulfill any liabilities under the Business Cooperation Agreement, including without limitation failure to pay in full any of the consulting and service fees payable under the Business Cooperation Agreement or breaches any other obligations of GSN thereunder;

	7.1.2	Pledgors or GSN has committed a material breach of any provisions of this Agreement;

	7.1.3	Except as expressly stipulated in Section 6.1.1, Pledgors transfer or purport to transfer or abandons the Equity Interest pledged or assigns the Equity Interest pledged without the written consent of Pledgee; and

	7.1.4	The successor or custodian of GSN is capable of only partially perform or refuses to perform the payment obligations under the Business Cooperation Agreement.

7.2	Upon notice or discovery of the occurrence of any circumstances or event that may lead to the aforementioned circumstances described in Section 7.1, Pledgors shall immediately notify Pledgee in writing accordingly.

7.3	Unless an Event of Default set forth in this Section 7.1 has been successfully resolved to Pledgee’s satisfaction within twenty (20) days after the Pledgee delivers a notice to the Pledgors requesting ratification of such Event of Default, Pledgee may issue a Notice of Default to Pledgors in writing at any time thereafter, demanding the Pledgors to immediately dispose of the Pledge in accordance with the provisions of Section 8 of this Agreement.

Section 8. Exercise of Pledge

8.1	Prior to the full payment of the consulting and service fees described in the Business Cooperation Agreement, without the Pledgee’s written consent, Pledgors shall not assign the Pledge or the Equity Interest in GSN.

8.2	Pledgee may issue a Notice of Default to Pledgors when exercising the Pledge.

8.3	Subject to the provisions of Section 7.3, Pledgee may exercise the right to enforce the Pledge at any time after the issuance of the Notice of Default in accordance with Section 7.2. Once Pledgee elects to enforce the Pledge, Pledgors shall cease to be entitled to any rights or interests associated with the Equity Interest.

8.4	In the event of default, Pledgee is entitled to dispose of the Equity Interest pledged in accordance with applicable Hong Kong SAR laws. Only to the extent permitted under applicable Hong Kong SAR laws, Pledgee has no obligation to account to Pledgors for proceeds of disposition of the Equity Interest, and Pledgors hereby waives any rights it may have to demand any such accounting from Pledgee; Likewise, in such circumstance Pledgors shall have no obligation to Pledgee for any deficiency remaining after such disposition of the Equity Interest pledged.

8.5	When Pledgee disposes of the Pledge in accordance with this Agreement, Pledgors and GSN shall provide necessary assistance to enable Pledgee to enforce the Pledge in accordance with this Agreement.

Section 9. Assignment

9.1	Without Pledgee’s prior written consent, Pledgors shall not have the right to assign or delegate its rights and obligations under this Agreement.

9.2	This Agreement shall be binding on Pledgors and its successors and permitted assigns, and shall be valid with respect to Pledgee and each of its successors and assigns.

9.3	At any time, Pledgee may assign any and all of its rights and obligations under the Business Cooperation Agreement to its designee(s) (natural/legal persons), in which case the assigns shall have the rights and obligations of Pledgee under this Agreement, as if it were the original party to this Agreement. When the Pledgee assigns the rights and obligations under the Business Cooperation Agreement, upon Pledgee’s request, Pledgors shall execute relevant agreements or other documents relating to such assignment.

9.4	In the event of a change in Pledgee due to an assignment, Pledgors shall, at the request of Pledgee, execute a new pledge agreement with the new pledgee on the same terms and conditions as this Agreement.

9.5	Pledgors shall strictly abide by the provisions of this Agreement and other contracts jointly or separately executed by the Parties hereto or any of them, including the Exclusive Option Agreement and the Power of Attorney granted to Pledgee, perform the obligations hereunder and thereunder, and refrain from any action/omission that may affect the effectiveness and enforceability thereof. Any remaining rights of Pledgors with respect to the Equity Interest pledged hereunder shall not be exercised by Pledgors except in accordance with the written instructions of Pledgee.

Section 10. Termination

Upon the full payment of the consulting and service fees under the Business Cooperation Agreement and upon termination of GSN’s obligations under the Business Cooperation Agreement, this Agreement shall be terminated, and Pledgee shall then cancel or terminate this Agreement as soon as reasonably practicable.

Section 11. Handling Fees and Other Expenses

All fees and out of pocket expenses relating to this Agreement, including but not limited to legal costs, costs of production, stamp tax and any other taxes and fees, shall be borne by GSN.

Section 12. Confidentiality

The Parties acknowledge that the existence and the terms of this Agreement and any oral or written information exchanged between the Parties in connection with the preparation and performance this Agreement are regarded as confidential information. Each Party shall maintain confidentiality of all such confidential information, and without obtaining the written consent of the other Party, it shall not disclose any relevant confidential information to any third parties, except for the information that: (a) is or will be in the public domain (other than through the receiving Party’s unauthorized disclosure); (b) is under the obligation to be disclosed pursuant to the applicable laws or regulations, rules of any stock exchange, or orders of the court or other government authorities; or (c) is required to be disclosed by any Party to its shareholders, investors, legal counsels or financial advisors regarding the transaction contemplated hereunder, provided that such shareholders, investors, legal counsels or financial advisors shall be bound by the confidentiality obligations similar to those set forth in this Section. Disclosure of any confidential information by the staff members or agencies hired by any Party shall be deemed disclosure of such confidential information by such Party, which Party shall be held liable for breach of this Agreement. This Section shall survive the termination of this Agreement for any reason.

Section 13. Governing Law and Resolution of Disputes

13.1	The execution, effectiveness, construction, performance, amendment and termination of this Agreement and the resolution of disputes hereunder shall be governed by the laws of Hong Kong SAR.

13.2	In the event of any dispute with respect to the construction and performance of this Agreement, the Parties shall first resolve the dispute through friendly negotiations. In the event the Parties fail to reach an agreement on the dispute within 30 days after either Party’s request to the other Parties for resolution of the dispute through negotiations, either Party may submit the relevant dispute to the Hong Kong International Arbitration Centre for arbitration, in accordance with its Arbitration Rules. The arbitration shall be conducted in Hong Kong, and the language used in arbitration shall either be English or Chinese. The arbitration award shall be final and binding on all Parties.

13.3	Upon the occurrence of any disputes arising from the construction and performance of this Agreement or during the pending arbitration of any dispute, except for the matters under dispute, the Parties to this Agreement shall continue to exercise their respective rights under this Agreement and perform their respective obligations under this Agreement.

Section 14. Notices

14.1	All notices and other communications required or permitted to be given pursuant to this Agreement shall be delivered personally or sent by registered mail, postage prepaid, by a commercial courier service or by facsimile transmission to the address of such party set forth below. A confirmation copy of each notice shall also be sent by E-mail. The dates on which notices shall be deemed to have been effectively given shall be determined as follows:

14.2	Notices given by personal delivery, by courier service or by registered mail, postage prepaid, shall be deemed effectively given on the date of receipt or refusal at the address specified for notices.

14.3	Notices given by facsimile transmission shall be deemed effectively given on the date of successful transmission (as evidenced by an automatically generated confirmation of transmission).
14.4	For the purpose of notices, the addresses of the Parties are as follows:

Party A:	Greenpro Holding Limited

Address:	Suite 2201, 22/F, Malaysia Building, 50 Gloucester Road, Wanchai, Hong Kong

Attn:	Lee Chong Kuang

Phone:	+852 31117718

Party B:	LOKE Che Chan, Gilbert and LEE Chong Kuang

Address:	Suite 2201, 22/F, Malaysia Building, 50 Gloucester Road, Wanchai, Hong Kong

Attn:	LOKE Che Chan, Gilbert and LEE Chong Kuang

Phone:	+852 31117718

GSN:	Greenpro Synergy Network Limited

Address:	Suite 2201, 22/F, Malayaisa Building, 50 Gloucester Road, Wan Chai, Hong Kong

Attn:	LOKE Che Chan, Gilbert
Phone:	+852 31117718

14.5 Any Party may at any time change its address for notices by a notice delivered to the other Parties in accordance with the terms hereof.

Section 15. Severability

In the event that one or several of the provisions of this Contract are found to be invalid, illegal or unenforceable in any aspect in accordance with any laws or regulations, the validity, legality or enforceability of the remaining provisions of this Contract shall not be affected or compromised in any respect. The Parties shall strive in good faith to replace such invalid, illegal or unenforceable provisions with effective provisions that accomplish to the greatest extent permitted by law and the intentions of the Parties, and the economic effect of such effective provisions shall be as close as possible to the economic effect of those invalid, illegal or unenforceable provisions.

Section 16. Attachments

The attachments set forth herein shall be an integral part of this Agreement.

Section 17. Effectiveness

17.1	Any amendments, changes and supplements to this Agreement shall be in writing and shall become effective upon completion of the governmental filing procedures (if applicable) after the affixation of the signatures or seals of the Parties.

17.2	This Agreement is written in Chinese and English in three copies. Pledgors, Pledgee and GSN shall hold one copy respectively. Each copy of this Agreement shall have equal validity. In case there is any conflict between the Chinese version and the English version, the Chinese version shall prevail.

Attachments:

1.	Shareholders’ Register of GSN;

2.	The Capital Contribution Certificate for GSN;

3.	Exclusive Business Cooperation Agreement.

The Remainder of this page is intentionally left blank

IN WITNESS THEREFORE, the parties hereto have caused this Agreement to be executed and delivered as of the date first above written.

Representative:

By:	/s/ Loke Che Chan, Gilbert	By:	/s/ Lee Chong Kuang
Name:	Loke Che Chan, Gilbert	Name:	Lee Chong Kuang

Greenpro Holding Limited:

By:	/s/ Loke Che Chan, Gilbert	By:	/s/ Lee Chong Kuang
Name:	Loke Che Chan, Gilbert	Name:	Lee Chong Kuang
Title:	Director	Title:	Director